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                      FOR IMMEDIATE RELEASE
                      July 18, 2000
                      CONTACT
                      Angie Martin, Citizens Bank
                          Tri-Cities
                      (423) 230-4307
                      Judith O. Bowers, Twin City Federal
                      (423) 989-4417


          CITCO COMMUNITY BANCSHARES, INC.
                         AND
               TWIN CITY BANCORP, INC.
              ANNOUNCE MERGER AGREEMENT

BRISTOL, TENN.-- Citco Community Bancshares, Inc. (Citco), Elizabethon, TN, the bank holding company for Citizens Bank Tri-Cities, and Twin City Bancorp, Inc. (NASDAQ:TWIN) Bristol, TN, the holding company for Twin City Federal Savings Bank, have entered into an agreement and plan of merger whereby Citco will acquire the outstanding stock of Twin City Bancorp, Inc. for $17.15 per share in cash subject to adjustment.

     "Having had a presence in Bristol for 42 years, joining forces with another well-established regional community bank is the perfect way for us to preserve our heritage and our way of doing business," said Thad R. Bowers, President and Chief Executive Officer of Twin City Federal Savings Bank. "We are excited that this partnership opportunity with such a strong, well-managed community bank became available to us. It is an ideal match, and one that will benefit our employees as well as our shareholders."

     Twin City Federal (TCF) was chartered in 1958 with $350,000 on hand and has grown to total assets of $124 million.

     "We attribute our success and growth through the years to an outstanding board of directors and a community-minded, dedicated management team," Bowers said.

     TCF operates three offices in Bristol, TN and recently completed construction on a new office in Bristol, VA at Exit 7.
                        -MORE-
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2-CITIZENS/TWIN CITY MERGER
     "Bristol is an integral piece of the Tri-Cities market so we have long had an interest in being a part of the Bristol community," said Citizens Bank Tri-Cities President Bill Dudney. "With this acquisition, we feel we are rounding out our presence in the Tri-Cities region."

     Citizens Bank Tri-Cities currently has assets of $405 million with eight offices in Elizabethton, Kingsport and Johnson City. The bank, which was established in Carter County in 1934, has more than tripled its assets in the last decade, and with the completion of the merger will become the largest community bank in the Tri-Cities region.

     Citizens began its expansion beyond Carter County in 1992 with the acquisition of Executive Park National Bank in Kingsport. The bank opened its first office in Johnson City in 1993, and construction will begin on a second office in Johnson City this summer. In 1995, Citizens acquired two Kingsport offices from First Union National Bank giving the bank a total of four offices in Kingsport. In May 1999, the bank acquired an independent brokerage firm in Johnson City affiliated with Raymond James Financial Services and created an investment division known as Citizens Investment Services, Inc.

     Pending regulatory and shareholder approval, Citco and Twin City Bancorp anticipated a closing date before the end of the fourth quarter of this year. In connection with the merger agreement, Twin City Bancorp is granting Citco an option to acquire up to 223,156 shares of its common stock (equal to 19.9% shares outstanding) for a purchase price of $15.50 per share. Citco's current plans are to operate the offices of TCF as Twin City Bank, a division of Citizens Bank Tri-Cities.

     After serving more than forty years with the bank TCF President and Chief Executive Officer Thad R. Bowers will retire when the merger is complete. Joyce S. Rouse, Senior Vice President and Judith O. Bowers, Senior Vice President will also retire from the bank. Chip Glover, Executive Vice President, John Wolford, Senior Vice President, and Mike Phipps, Senior Vice President, will remain in their current positions.

     "Unlike some bank mergers, all Twin City offices will remain open," said Dudney. "We feel the most valuable asset we are gaining through this acquisition is the employees of Twin City Federal Savings Bank. We are looking forward to them continuing their careers with a community bank."

     Citizens Bank Tri-Cities offers a full range of financial services including business loans, mortgage loans, investment services and 24-hour banking options by phone or online. The bank is the Tri-Cites' number one SBA lender and has Preferred Lender status with the U.S. Small Business Administration.

     "We believe we have services that are going to complement the traditional service Twin City customers have come to expect," Dudney said.